UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

                                                Commission File Number:  0-12530


                  Panatech Research and Development Corporation
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             (Exact name of registrant as specified in its charter)

               P.O. Box 23160, Albuquerque, New Mexico 87192-1160
                                 (505) 271-2200
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]               Rule 12h-3(b)(1)(i)       [  ]
     Rule 12g-4(a)(1)(ii)      [  ]              Rule 12h-3(b)(1)(ii)      [  ]
     Rule 12g-4(a)(2)(i)       [  ]              Rule 12h-3(b)(2)(i)       [  ]
     Rule 12g-4(a)(2)(ii)      [  ]              Rule 12h-3(b)(2)(ii)      [  ]
                                                 Rule 15d-6

     Approximate number of holders of record as of the certification or notice date: One (1)

     Pursuant  to  the  requirements  of the  Securities  Exchange  Act of  1934
Panatech    Research    and    Development    Corporation    has   caused   this
certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 10, 1997             By: /s/ Steven M. Weinstein
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                                      Steven M. Weinstein,
                                      counsel to the registrant